Exhibit 5.1
April 7, 2009
Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
     Re.      Coca-Cola Bottling Co. Consolidated/7.00% Senior Notes due 2019
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-3 (File No. 333-155635) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of $110,000,000 aggregate principal amount of 7.00% Senior Notes due 2019 (the “Securities”) to be issued by Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Company”), under the Indenture dated July 20, 1994, as supplemented and restated by a supplemental indenture dated March 3, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (as so supplemented and restated, the “Indenture”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Indenture, the form of the Securities, the Company’s certificate of incorporation and by-laws, as amended, resolutions adopted by the Company’s Board of Directors relating to the execution, delivery and performance of the Indenture, and resolutions of the Executive Committee of the Company’s Board of Directors and of the Pricing Committee established by said Executive Committee relating to the issuance of the Securities (the “Resolutions”), and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion. As to certain matters of fact that are material to our opinion, we have also relied upon certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     The opinion set forth herein is limited to (i) the federal laws of the United States; (ii) the laws of the State of New York; and (iii) the General Corporation Law of the State of Delaware (the “DGCL”).
     Based on and subject to the foregoing, it is our opinion that when the Securities have been duly authenticated and delivered against payment therefor in accordance with the Indenture and the Resolutions, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
     The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion to reflect any changes of law or fact that may occur.
Very truly yours,
/s/ K&L Gates LLP
K&L Gates LLP

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